Exhibit 99.1
Press Release
Beijing Med-Pharm Corporation Signs Definitive Agreement to Purchase Minority Stake in Sunstone Pharmaceutical Co., Ltd.
PLYMOUTH MEETING, Pa.—(BUSINESS WIRE)—July 16, 2007—Beijing Med-Pharm Corporation (Nasdaq: BJGP) today announced that it has reached a definitive agreement with the owners of Sunstone Pharmaceutical Co., Ltd. (“Sunstone”) to acquire a minority interest in the company. Sunstone is a privately held manufacturer of primarily over-the-counter (OTC) medicines, with operations in Tangshan, Hebei Province, People’s Republic of China.
Under the terms of the agreement, Beijing Med-Pharm will acquire 49 percent of the issued share capital of Hong Kong Fly International Health Care Limited, a Hong Kong corporation that holds a 100% equity interest in Sunstone, for $32 million. Beijing Med-Pharm will make an initial payment of $4.8 million within five days of signing the agreement. The conditions of the transaction include the restructuring of the Board of Directors of Sunstone to permit Beijing Med-Pharm to appoint two of the five members. Because Sunstone is privately owned and the transaction will take place in Hong Kong, Chinese government approval is not required. The transaction is expected to close in the third quarter of 2007.
“We believe this Joint Venture with Sunstone will enable both BMP and Sunstone to maximize the value of cross-promotion opportunities between the hospital and retail pharmacy segments of our businesses, taking advantage of synergies with Sunstone’s distribution infrastructure and manufacturing capabilities, and continuing the strong growth of their profitable women’s health and pediatric brands,” said David Gao, CEO of Beijing Med-Pharm.
Sunstone was established in 1996 and was profitable on approximately $50 million (approximately RMB 400 million) in sales in 2006. Ninety percent of sales were OTC products sold through the company’s national distribution network. Sunstone’s two most visible brands are Hao Wawa (“Good Baby”) for children’s healthcare and Kang Fu Te (“Confort”) for women’s healthcare, which are both nationally recognized. Sunstone expects its revenues to exceed average market growth rates over the next three years, primarily due to its strong brand position.
About Beijing Med-Pharm Corporation
Beijing Med-Pharm is a pharmaceutical marketing and distribution company that is building a proprietary portfolio of branded pharmaceutical products in China and pursuing partnerships with other companies seeking to enter the Chinese pharmaceuticals market. Beijing Med-Pharm is the only U.S. public company to offer industry partners a comprehensive suite of market-entry services in China that includes pre-market entry analysis; clinical trial management; product registration; market research; pharmaceutical distribution to hospitals through a unique proprietary network; and pharmaceutical marketing to physicians, hospitals and other healthcare providers.
Forward Looking Statements
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding completion of the reorganization of Sunstone Pharmaceutical Co., Ltd. and the completion of the acquisition by Beijing Med-Pharm of 49% of Sunstone China Ltd., synergies of Beijing Med-Pharm and Sunstone products, including potential cross selling of products and potential efficiencies of producing Beijing Med-Pharm products with Sunstone manufacturing and packaging capabilities, and any expectation with respect to growth rates of Sunstone. Forward-looking statements provide Beijing Med-Pharm’s current expectations or forecasts of future events. Actual results could differ materially from those reflected in these forward-looking statements due to the ability of Beijing Med-Pharm to complete the acquisition of a minority stake in Sunstone and the ability of the two companies to work to integrate and manage the joint venture successfully, the general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and the Chinese pharmaceutical market, and the other risks set forth in Beijing Med-Pharm’s filings with the Securities and Exchange Commission. . Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Beijing Med-Pharm undertakes no obligation to update publicly any forward-looking statement.
CONTACT: Beijing Med-Pharm
Fred M. Powell, CFO, 610-940-1675

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Media:
Sam Brown Inc.
Mike Beyer, 773-463-4211
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SOURCE: Beijing Med-Pharm Corporation